Exhibit 99.1

PRESS RELEASE

DOLLAR TREE STORES, INC. PROVIDES UPDATE CONCERNING
HURRICANE KATRINA

CHESAPEAKE, Va. - September 13, 2005 - Dollar Tree Stores, Inc. (NASDAQ: DLTR), the nation’s largest $1.00 discount variety store chain, today released an update concerning the effects of Hurricane Katrina.

Of the forty-six Dollar Tree stores that were initially closed by the effects of Hurricane Katrina, thirty-one are now open for business. At this point in time, the Company does not believe there will be any material, adverse change to the most recent quarterly sales guidance.

It is too early to comment on the extent of losses. Preliminary inspections indicated heavy damage to 8 of the remaining 15 unopened stores. After complete inspections of the remaining 7 stores, the Company will be able to estimate the full extent of the hurricane losses and potential effect on earnings for the third and fourth quarters of fiscal 2005.

The Company’s primary focus has been the safety and support of our associates. We have contacted and accounted for most of them, and we continue to support them in their recovery efforts.

Dollar Tree will provide additional information on our regular, pre-recorded business update which is scheduled for October 6, 2005.

Dollar Tree operated 2,856 stores in 48 states as of July 30, 2005.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, or estimate. For example, our forward-looking statements include statements about the effect of Hurricane Katrina. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K filed April 14, 2005 and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Quarterly Report on Form 10-Q filed September 8, 2005. Also, carefully review "Risk Factors" in our most recent prospectuses filed November 15, 2000 and August 3, 2000. In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply. We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree Stores, Inc., Chesapeake
Kent Kleeberger
757-321-5000
www.DollarTree.com